Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Target Global Acquisition I Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-253732) of our report dated March 1, 2021, except for the Note 2 and for the second paragraph of Note 8, as to which the date is November 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Target Global Acquisition I Corp. as of February 8, 2021 and for the period ended from February 2, 2021 (inception) through February 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

November 22, 2021